[UnitedHealthcare Logo] [Health Net Logo]

NEWS RELEASE

Investor Contacts:	John Penshorn UnitedHealth Group 952-936-7214	Brett Manderfeld UnitedHealth Group 952-936-7216	Angie McCabe Health Net, Inc. 818-676-8692
Media Contacts:	Don Nathan UnitedHealth Group 952-936-1885	Daryl Richard UnitedHealth Group 860-702-5795	Margita Thompson Health Net, Inc. 818-676-7912

(For Immediate Release)

UNITEDHEALTHCARE TO ACQUIRE HEALTH NET’S NORTHEAST
LICENSES AND RIGHTS TO RENEW MEMBERSHIP

•	Best option for Health Net’s Northeast customers – broadens choice and access to quality care with one of the largest local and national networks, robust clinical programs and a full range of affordable products

•	UnitedHealthcare has a long, successful history in the Northeast – companies committed to smooth transition for Health Net’s Northeast members, health care professionals and business partners

•	Health Net to retain Arizona health plan

Minneapolis, MN and Los Angeles, CA (July 20, 2009) – UnitedHealthcare, a UnitedHealth Group (NYSE: UNH) company, and Health Net, Inc. (NYSE: HNT) today announced that UnitedHealthcare has agreed to acquire Health Net of the Northeast’s licensed subsidiaries and will work with Health Net to renew the customers currently enrolled in those plans with UnitedHealthcare as those customers reach their annual renewal dates. The transaction, subject to regulatory approvals and other closing conditions, is expected to close within 12 months.

“We look forward to continuing to advance the health and well-being of Health Net’s Northeast members through affordable, quality health care options,” said Jeff Alter, UnitedHealthcare Chief Executive Officer, Northeast Region. “We have a long, successful history of serving people in the Northeast and are committed to responding to local market needs while also providing people with access to the innovative health care products, programs and technology applications of a company with national scale.”

“A primary goal of our strategic review was to realize the value in our Northeast health plans.
This transaction will achieve this goal,” said Jay Gellert, Health Net’s President and Chief Executive Officer. “We now can focus our resources on our health plans in the West. At the same time, we are committed to meeting our Northeast members’ needs as we continue to operate in the Northeast during the post-closing transition period.”

The transition period is the period following the close of the transaction and prior to the completion of the transition of the membership to UnitedHealthcare.

Additionally, as part of its strategic review, Health Net announced that it is retaining its Arizona health plan. “We determined that there are greater synergistic opportunities among our three Western health plans than we originally thought,” said Mr. Gellert. “Also, Arizona’s performance is improving significantly.
The commercial market has become much more rational, our provider network is stable, and Medicare is achieving anticipated improvements.”

Benefits to Health Net’s Customers
Health Net’s Northeast customers, upon underwriting and renewal with UnitedHealthcare, will have access to a strong local network of more than 79,000 health care professionals, 200 hospitals and 7,000 pharmacies in Connecticut, New York and New Jersey. UnitedHealthcare has a national network of more than 590,000 health care professionals, 4,900 hospitals and 61,000 pharmacies. Health Net’s Northeast customers will be able to choose from a full range of affordable and innovative UnitedHealthcare products and services, including:

•	Proactive care management and wellness tools, such as health coaching programs, which utilize the proprietary eSyncSM technology for access from multiple electronic platforms (e.g., phone, email, text messaging);

•	A full suite of disease management programs that range from helping members stay healthy to living with illness;

•	Programs that use data to help physicians achieve optimal outcomes for their patients;

•	Health care technology and applications that simplify and enhance patient and physician engagement with the health system; and

•	Service solutions tailored to the unique needs of all customer segments with local, rapid resolution teams, continuous monitoring of member, physician and customer feedback, and a focus on quality.

“We assessed several alternatives for our Northeast health plans. We concluded that a transaction with UnitedHealthcare is in the best interest of our members. UnitedHealthcare has national scale, strong local relationships, and a very broad range of products,” Mr. Gellert added.

After closing, UnitedHealthcare and Health Net will work together so that members and health care professionals have full continuity of their coverage and payments during the time that the Health Net benefit policies remain in force under the existing Health Net contracts.

Dr. Sanford Cohen, UnitedHealthcare Chief Medical Officer, Northeast Region, said, “This will be a smooth transition for physicians, hospitals and other health care professionals since the majority of Health Net’s health care professionals in the Northeast already participate in UnitedHealthcare’s network. We work with these physicians and hospitals on a regular basis and will continue to support them in helping our members live healthy lives.”

“We will continue to focus on serving our customers in Connecticut, New York and New Jersey during the transition period,” said Paul Lambdin, President of Health Net of the Northeast. “We are committed to ensuring that our members experience a smooth transition to UnitedHealthcare’s products and services.”

Transaction Details
UnitedHealthcare will acquire Health Net’s Northeast insurance and HMO entities in Connecticut, New York and New Jersey, which have approximately $450 million in tangible net equity. UnitedHealthcare will also acquire membership renewal rights for the Health Net Life health care business in the Northeast.
The transaction is expected to be modestly accretive to both Health Net and UnitedHealth Group’s net earnings per share. Key features of the transaction are:

•	UnitedHealthcare will pay Health Net transaction consideration of $60 million at close for the Medicare business, the Medicaid business and the renewal rights for the commercial membership. UnitedHealthcare will pay Health Net additional consideration on a per member basis as Health Net’s Northeast commercial customers transition to UnitedHealthcare. This additional consideration could be as much as $120 million if all commercial members move to UnitedHealthcare licenses.

•	After closing, UnitedHealthcare will transfer approximately $290 million to Health Net, representing a portion of the $450 million in tangible net equity acquired in the legal entities.

The remaining portion of the tangible net equity will be distributed to Health Net as the business transitions over the next two years, and is currently estimated to be approximately $160 million. Health Net will continue to serve commercial, Medicare and Medicaid members following the close of the transaction and prior to their renewal with UnitedHealthcare. Health Net currently expects to record several amounts in connection with the transaction, including tax benefits, severance costs, freed-up capital, other transaction-related costs and operating costs during the transition period. These items may result in an estimated net negative impact to Health Net of approximately $20 million.

Health Net is currently evaluating other potential noncash charges related to the transaction including potential goodwill impairment.

Health Net serves 578,000 members in Connecticut, New York and New Jersey: 437,000 commercial risk members, 35,000 self-funded commercial members, 55,000 Medicare Advantage members and 51,000 Medicaid members. Expected 2009 Health Net revenues for these operations are approximately $2.7 billion.

Conference Call
Health Net will host a conference call to discuss this transaction on Monday, July 20, 2009, beginning at approximately 6.30 p.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic) 800.642.1687 (Replay—Domestic)

706.643.5711 (International) 706.645.9291 (Replay—International)

An access code is required for the both live conference call and the replay. The access code is 21134171. A replay of the conference call will be available through 12.00 a.m. Eastern time on July 27, 2009. A live webcast and replay of the conference call will also be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and other reports filed by company from time to time with the Securities and Exchange Commission.

About Health Net, Inc.
Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.7 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs. For more information regarding Health Net, please visit the company’s Web site at www.healthnet.com.

About UnitedHealthcare
UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services to individuals, public sector employers and businesses of all sizes, including more than half of the Fortune 100 companies. The company organizes access to quality, affordable health care services on behalf of more than 25 million individual consumers, contracting directly with approximately 590,000 physicians and care professionals and more than 4,900 hospitals to offer them broad, convenient access to services nationwide. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

UnitedHealthcare and Health Net, Inc. Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws.  Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature.  These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties.  UnitedHealthcare and Health Net, Inc. caution that actual results could differ materially from those that their respective managements expect, depending on the outcome of certain factors, including satisfaction of applicable regulatory approvals and closing conditions and the volume and timing of business that ultimately transitions to UnitedHealthcare.

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